Exhibit 99.1

BOK Financial Board Declares Quarterly Dividend

TULSA, Okla. (Tuesday, July 26, 2005) — The BOK Financial Corp. (NASDAQ: BOKF) Board of Directors today declared a cash dividend on the company’s common stock of 10 cents per share, payable on or about Aug. 31, 2005, to shareholders of record on Aug. 12.

BOK Financial is a regional financial services company that provides commercial and consumer banking, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network. Holdings include Bank of Albuquerque, N.A., Bank of Arkansas, N.A., Bank of Oklahoma, N.A., Bank of Texas, N.A., Colorado State Bank and Trust, N.A., Valley Commerce Bank, N.A., BOSC, Inc., Southwest Trust Co. and the TransFund electronic funds network. Shares of BOK Financial are traded on the NASDAQ under the symbol BOKF. For more information, visit our website at www.bokf.com.